Therapeutic Solutions International Files Patent on Ability of QuadraMune Ingredient Pterostilbene to Reduce Inflammation while Stimulating Brain Protective Biological Pathways

Mechanistic Studies Continuing on QuadraMune™ a COVID19 Candidate in Clinical Trial

Company Continues Quest to Dominate Intellectual Property Regarding COVID-19 Associated Pathologies

NEWS PROVIDED BY
Therapeutic Solutions International →
Jul 28, 2020, 09:45 ET

OCEANSIDE, Calif., July 28, 2020 /PRNewswire/ -- Therapeutics Solution International, Inc., (OTC Markets: TSOI), reported new data demonstrating that the blueberry derived compound pterostilbene possesses numerous brain protective and potentially brain regenerative activities. Pterostilbene is one of four ingredients which comprise QuadraMune™, a nutraceutical being developed by the Company which is currently in a clinical trial for prevention of COVID-19. Information on the clinical trial can be found on the Government Clinical Trials website https://clinicaltrials.-gov/ct2/show/NCT04421391.

"These new data confirm previous findings published on pterostilbene and also reveal novel therapeutic properties of this naturally occurring nutrient," said Dr. James Veltmeyer, Chief Medical Officer of the Company and Voted Top Doctor of San Diego. "By continually investigating mechanisms of action of our products, our ambition is to ensure we have support of the top medical and scientific leaders. In my opinion, many times, it does not matter how good your product is, what matters is that you have scientific basis for why it works. This is especially important in the current age of molecular medicine."

The data disclosed by the Company indicates:

a) pterostilbene suppresses inflammatory cytokines TNF-alpha, IL-1 beta and IL-6;

b) pterostilbene inhibits death of neurons caused by inflammatory mediators;

c) pterostilbene stimulates production of regenerative factors from cells in the brain such as BDNF, NGF, FGF-1, and FGF-2; and

d) pterostilbene allows/enhances proliferation of endogenous brain stem cells.

"The importance of possessing a deep scientific understanding of your product can be seen in the example of nutraceuticals which ended up obtaining regulatory clearance as drugs," said Timothy Dixon, President and CEO of Therapeutic Solutions International. "For example, Lovaza and Vascepa are both fish oil based products which have been developed scientifically and FDA approved through clinical trials. Lovaza, which is sold by GSK, had sales of approximately 1 billion per year and is used for reduction of triglycerides.[1] Vascepa, sold by Amarin, had sales in 2019 of 410 million and is used to prevent heart attacks.[2] We believe that similar developmental pathways may be possible with several of our existing products."

The Company is currently pursuing FDA clearance for its cell therapy produce StemVacs, for which an IND number was previously granted. The Company's in-licensed stem cell, the JadiCell has FDA clearance for other indications.

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com, our public forum is https://board.therapeuticsolutionsint.com/.

[1] http://www.pmlive.com/pharma_news/teva_launches_first_generic_of_gsks_lovaza_in_us_559273
[2] https://www.fool.com/investing/2020/01/07/amarin-reports-preliminary-vascepa-sales-projects.aspx

Therapeutic Solutions International, Inc.
ir@tsoimail.com

SOURCE Therapeutic Solutions International

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